Exhibit 99.1

For Immediate Release

Eric Loughmiller

Executive Vice President & Chief Financial Officer

(317) 249-4254

eric.loughmiller@adesa.com

KAR Holdings, Inc. Reports Second Quarter 2009 Results

Carmel, IN, August 12, 2009 KAR Holdings, Inc. today reported its second quarter financial results for the three months ended June 30, 2009. For the second quarter of 2009, the company reported revenue of $439.1 million as compared with second quarter 2008 revenue of $468.5 million, a decline of 6%. Adjusted EBITDA declined 6% to $114.9 million in the second quarter of 2009, as compared with second quarter 2008 adjusted EBITDA of $122.6 million.

For the six months ended June 30, 2009, the company reported revenue of $881.6 million as compared with revenue of $930.6 million for the six months ended June 30, 2008, a decline of 5%. Adjusted EBITDA declined 9% to $212.2 million for the six months ended June 30, 2009, as compared with adjusted EBITDA of $233.9 million for the six months ended June 30, 2008.

Earnings Conference Call Information

KAR Holdings, Inc. will be hosting an earnings conference call on Thursday, August 13, 2009 at 11:00 a.m. EDT. The call will be hosted by KAR Holdings, Inc. Chairman and Chief Executive Officer Brian Clingen and Executive Vice President and Chief Financial Officer Eric Loughmiller. The conference call may be accessed by calling 1-877-627-6585 and entering participant passcode 3432412.

A replay of the call will also be available for two weeks via telephone starting approximately 30 minutes after the completion of the call. The replay may be accessed by calling 1-888-203-1112 and entering conference code 3432412.

About KAR Holdings, Inc.

KAR Holdings, Inc. is the holding company for ADESA, a leading provider of wholesale used vehicle auctions whose operations span North America with 61 used vehicle sites, Insurance Auto Auctions, Inc., a leading North American salvage auto auction company whose operations span North America with 150 sites and Automotive Finance Corporation, a leading capital funding source for the used vehicle industry with 87 sites across North America. For further information on KAR Holdings Inc., ADESA, Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s Web site at http://www.karholdingsinc.com.

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KAR Holdings, Inc.

Consolidated Statements of Income

(In millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating revenues
ADESA Auction Services	$279.5	$291.2	$567.8	$576.3
IAAI Salvage Services	139.0	148.5	277.0	290.6
AFC	20.6	28.8	36.8	63.7

Total operating revenues	439.1	468.5	881.6	930.6

Operating expenses
Cost of services (exclusive of depreciation and amortization)	246.6	265.9	515.5	531.5
Selling, general and administrative	87.1	96.6	172.9	192.5
Depreciation and amortization	42.3	45.0	88.3	92.3

Total operating expenses	376.0	407.5	776.7	816.3

Operating profit	63.1	61.0	104.9	114.3
Interest expense	46.9	51.8	93.5	109.4
Other (income) expense, net	(6.2)	(1.8)	(4.5)	0.8

Income before income taxes	22.4	11.0	15.9	4.1
Income taxes	9.6	4.8	6.6	1.1

Net income	$12.8	$6.2	$9.3	$3.0

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KAR Holdings, Inc.

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	June 30, 2009	December 31, 2008
Cash and cash equivalents	$264.1	$158.4
Restricted cash	13.8	15.9
Trade receivables, net of allowances	315.9	285.7
Finance receivables, net of allowances	136.6	158.9
Retained interests in finance receivables sold	65.9	43.4
Other current assets	82.1	90.4

Total current assets	878.4	752.7

Goodwill	1,526.0	1,524.7
Customer relationships, net of accumulated amortization	776.6	805.8
Intangible and other assets	346.1	352.7
Property and equipment, net of accumulated depreciation	712.2	721.7

Total assets	$4,239.3	$4,157.6

Current liabilities, excluding current maturities of debt	$490.4	$443.9
Current maturities of debt	—	4.5

Total current liabilities	490.4	448.4

Long-term debt	2,522.9	2,522.9
Other non-current liabilities	459.6	435.6
Stockholders’ equity	766.4	750.7

Total liabilities and equity	$4,239.3	$4,157.6

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KAR Holdings, Inc.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA, as presented herein, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to revenues, net income (loss) or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of the Company’s liquidity.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. The Company calculates Adjusted EBITDA by adjusting EBITDA for the items of income and expense and expected incremental revenue and cost savings as described in the Company’s $1,865 million credit agreement. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal internal measures of performance used by the Company. Management uses the Adjusted EBITDA measure to evaluate the performance of the Company and to evaluate results relative to incentive compensation targets. EBITDA and Adjusted EBITDA measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions), (Unaudited)	2009	2008	2009	2008
Net income	$12.8	$6.2	$9.3	$3.0
Add back:
Income taxes	9.6	4.8	6.6	1.1
Interest expense, net of interest income	46.8	51.2	93.2	108.0
Depreciation and amortization	42.3	45.0	88.3	92.3

EBITDA	111.5	107.2	197.4	204.4

Nonrecurring charges	4.4	11.5	10.3	18.3
Noncash charges	(2.0)	3.0	2.6	9.4
Advisory services	1.0	0.9	1.9	1.8

Adjusted EBITDA	$114.9	$122.6	$212.2	$233.9

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